Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form F-1 of our report dated March 31, 2026, relating to the consolidated financial statements of Scinai Immunotherapeutics LTD (the “Company”), appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2025. Our report contains an explanatory paragraph regarding the company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

Tel Aviv, Israel

August 27, 2026